As filed with the Securities and Exchange Commission on June 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPTIVA SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0104275
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification no.)

10145 Pacific Heights Boulevard, San Diego, CA 92121, (858) 320-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Reynolds C. Bish

President and Chief Executive Officer

Captiva Software Corporation

10145 Pacific Heights Boulevard, San Diego, CA 92121, (858) 320-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lance W. Bridges, Esq.

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

(858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.01 per share (3)	2,200,000	$21,087,000	$2,671.72

(1)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee. Based on $9.585, the average of the high and low sales prices of the Registrant’s common stock quoted on the Nasdaq National Market on June 8, 2004.

(2)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001267.

(3)	Includes associated rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 9, 2004

PROSPECTUS

2,200,000 Shares

Common Stock

From time to time, we may sell shares of our common stock in one or more offerings, up to a maximum of 2,200,000 shares.

We will provide the specific terms of these offerings in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “CPTV.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities market or other exchange of the securities covered by the prospectus supplement. The last reported sale price of our common stock as reported on the Nasdaq National Market on June 8, 2004 was $9.51 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2004

Reference to “we,” “us,” “our,” “our company” and “Captiva” refers to Captiva Software Corporation and its subsidiaries, unless the context requires otherwise. Captiva owns and uses the trademarks AdvantEDGE, Claims Editor, CodeLink, Digital Mailroom, FirstPass, InputAccel Express, InputAccel for Invoices, QuickScan and QuickScan Pro, and the registered trademarks ClaimPack, FormWare, InputAccel, ISIS and Pixtools.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover page of this prospectus or any applicable prospectus supplement and that the information incorporated in this prospectus or any applicable prospectus supplement by reference is accurate only as of the date of this prospectus or the prospectus supplement, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell up to an aggregate of 2,200,000 shares of common stock in one or more offerings. Each time we sell any shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under the section “Where You Can Find More Information” before buying shares of our common stock in this offering.

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SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should carefully read both this prospectus, including the information under “Risk Factors,” and the applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information” before buying securities in this offering. When used in this prospectus, unless otherwise indicated, the terms “we,” “our” and “us” refer to Captiva Software Corporation and its subsidiaries.

Captiva Software Corporation

Our Business

We are a leading provider of input management solutions designed to manage business-critical information from paper, faxed and electronic forms, documents and transactions into the enterprise. Our solutions automate the processing of billions of forms, documents and transactions annually, converting their content into information that is usable in database, document, content and other information management systems. We believe that our products and services enable organizations to reduce operating costs, obtain higher information accuracy rates and speed processing times. Our solutions serve thousands of users in insurance, financial services, banking, government, business process outsourcing (BPO), technology and other markets. Enterprises that have purchased our products and services include GEICO, American Express, Citicorp, the U.S. Patent and Trademark Office, EDS, IBM and Home Depot.

Our Solutions

Our products and services, which we refer to together as our “solutions,” allow our customers to realize the following benefits:

•	An Input Management Process That is Cost-effective, Accurate and Timely. By automating previously manual processes, our solutions enable our customers to capture information from multiple sources in a more cost-effective, accurate and timely manner than otherwise possible. We believe our customers achieve lower operating costs, higher information accuracy rates and faster processing times.

•	Rapid Implementation Timeframes. Our products utilize graphically oriented, easy to use, development modules that enable rapid application development, testing and deployment. We also offer professional services to assist customers with these tasks or to perform them entirely on their behalf. Our solutions allow our customers to reduce implementation costs and shorten implementation timeframes.

•	A Highly Flexible, Open and Scalable System. Our products provide a modular platform using an open architecture that is scalable from a single personal computer to large, multi-user networks processing from several hundred to hundreds of thousands of forms and documents per day. This allows our customers to configure systems and supplement our solutions with third-party software and hardware in order to meet unique requirements and expand systems easily should the need arise.

•	Ease in Extracting and Exporting Information. Our solutions are able to extract and improve the accuracy of information and export information in multiple formats to almost any information management system. These capabilities allow our customers to deploy and benefit from a single, fully integrated input management platform.

•	The Application of Uniform Business Rules to All Sources of Information. Our solutions are able to consistently apply a configurable set of business rules to all forms and documents entering the organization throughout the input management process, regardless of their origin or format. This allows organizations to make a one-time investment in developing, testing and deploying these rules, and it allows the forms and documents to be automatically verified and properly routed.

Growth Strategy

Our objective is to extend our position as a leading provider of input management solutions. Key elements of this strategy include:

•	Leverage Our Existing Customer Base. We believe significant opportunities exist to expand the use of our solutions in our existing customer base. Our customers generally start by deploying our solutions on a departmental basis or for limited form or document types. Satisfaction with these initial deployments can lead to a broader or enterprise-wide adoption of our solutions.

•	Broaden Our Sales Channels and Expand Our Markets. We believe there are significant opportunities to increase sales of our solutions through resellers, system integrators and distributors. In addition, we intend to expand into lower volume segments by repackaging and repricing our solutions for these segments.

•	Expand Our International Presence. We believe there are significant opportunities to increase sales of our solutions in international markets. We believe the size and presence of our subsidiaries in the United Kingdom, Germany and Australia will improve our competitiveness in those countries.

•	Broaden Our Product Offerings. We intend to continue to develop and introduce new solutions that utilize our proven technologies and allow us to enter new markets. We believe that we can extend our position and increase our average selling price by offering a variety of software, services and hardware, including digital scanners and other third-party products, as part of the solutions we provide.

•	Pursue Strategic Acquisitions. We believe acquisitions of complementary technologies may allow us to expand our product offerings, augment our distribution channels, expand our market opportunities or broaden our customer base.

Our principal executive offices are located at 10145 Pacific Heights Boulevard, San Diego, California 92121, our telephone number is (858) 320-1000 and our Internet website address is www.captivasoftware.com. We were incorporated in January 1986 and were reincorporated in Delaware in September 1993. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the SEC are currently available free of charge to the general public through our website. These reports are accessible on our website at a reasonably practicable time after being filed with the SEC. The information on our website and other information that can be accessed through our website are not part of this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We and our underwriters or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only risks applicable to our business. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and the applicable prospectus supplements could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Because of the unpredictability and variability of revenues from our products, we may not accurately forecast revenues or match expenses to revenues, which could harm our quarterly operating results and cause volatility or declines in our stock price.

Our quarterly revenues, expenses and operating results have varied significantly in the past, and our quarterly revenues, expenses and operating results may fluctuate significantly from period to period in the future due to a variety of factors, including:

•	fluctuations in the size and timing of significant orders;

•	possible delays in recognizing software licensing revenues;

•	the fact that a large portion of our orders are generally booked late in each quarter;

•	uncertainty in the budgeting cycles of customers;

•	the timing of introduction of new or enhanced products; and

•	general economic and political conditions.

We believe that comparisons of quarterly operating results will not necessarily be meaningful and should not be relied upon as the sole measure of our future performance. In addition, we may from time to time provide estimates of our future performance. For example, we typically estimate that the first quarter of each year is our weakest quarter and the fourth quarter of each year is our strongest quarter. Estimates are inherently uncertain, and actual results are likely to deviate, perhaps substantially, from our estimates as a result of the many risks and uncertainties in our business, including, but not limited to, those set forth in these risk factors. We undertake no duty to update estimates if given. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, the trading price of our stock is likely to decline significantly.

If we fail to reduce expenses rapidly in the event our revenues unexpectedly decline, our results may be harmed.

We currently operate with virtually no software order backlog because our software products are shipped shortly after orders are received. This fact makes software revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter. In addition, a large portion of our orders tend to be booked late in each quarter and we obtain a significant portion of our revenues from indirect sales channels over which we have little control. The combination of these factors makes our revenues difficult to predict from period to period. Expense levels are based to a significant extent on expectations of future revenues and are relatively fixed in the short term. In particular, we increased hiring and product development expenses in the fourth quarter of 2003 in anticipation of an improving economic environment. We expect to continue these higher levels of expenses and, if revenue levels are below expectations, our operating results are likely to be harmed.

Our future success depends on the services of our key management, sales and marketing, professional services, technical support and research and development personnel, whose knowledge of our business and technical expertise would be difficult to replace.

Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, professional services, technical support and research and development personnel. All of these key employees are employees “at will” and can resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business.

A significant aspect of our ability to attract and retain highly qualified employees is the equity compensation that we offer, typically in the form of stock options. Bills are currently pending before Congress, and the Financial Accounting Standards Board has issued an Exposure Draft, that would require companies to include in their statements of operations compensation expense relating to the issuance of employee stock options. As a result, we may decide to issue fewer stock options and may be impaired in our efforts to attract and retain necessary personnel.

If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis.

We require the services of a substantial number of qualified professional services, technical support and research and development personnel. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel we require. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications.

If we are unable to recruit and retain a sufficient number of technical personnel with the skills required for existing and future products, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses.

We have a long sales cycle, and our solutions require a sophisticated sales effort.

Given the high average selling price of, and the cost and time required to implement, our solutions, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for IT purchases. In addition, selling our solutions requires us to educate potential customers on our solutions’ uses and benefits. As a result, our solutions have a long sales cycle, which can take three to six months or more. Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur. The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New employees in our sales department require extensive training and typically take at least six months to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

We may not be able to compete successfully against current and potential competitors.

The input management software industry is currently fragmented and extremely competitive, with no one company having a significant market share. We expect that competition in this industry will intensify in the future. The market for forms processing and document capture solutions is very competitive and subject to rapid change. In addition, because there are relatively low barriers to entry into the software market, we may encounter additional competition from both established and emerging companies. Our current competitors could be acquired by larger companies and could become more formidable competitors. Many potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, in addition to significantly greater name recognition and a larger installed base of customers. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competitive products than we can. There is also a substantial risk that announcements of competing products by current or potential competitors could result in the delay or postponement of customer orders in anticipation of the introduction of the competitors’ new products.

In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. These cooperative relationships may limit our ability to sell our products through particular reseller partners. Accordingly, new competitors or competitive cooperative relationships may emerge and rapidly gain significant market share. Contributing to these challenges, our industry is subject to consolidation, which could subject us to competition with larger companies offering integrated solutions and a greater breadth of products. Potential competitors may bundle their products or incorporate additional components into existing products in a manner that discourages users from purchasing our products.

Increased competition as a result of any combination of the above factors is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could harm our revenues, business and operating results.

If the market for input management software does not grow, our revenues are unlikely to grow.

The market for input management software has had limited, if any, growth in recent years. In addition, the concept of input management software is not widely understood in the marketplace. We have spent, and intend to continue to spend, considerable resources educating potential customers about our software products and the input management market in general. These expenditures may fail to achieve any broadening of the market or additional degree of market acceptance for our products. The rate at which organizations have adopted our products has varied significantly in the past, and we expect to continue to experience variations in the future. If the market for input management products grows more slowly than we anticipate or not at all, our revenues are unlikely to grow and our operating results will suffer.

We currently depend on repeat business for a substantial portion of our revenues and need to increase our customer base to grow in the future.

Currently, a significant portion of our revenues is generated from existing customers. Many of our customers initially make a limited purchase of our products and services on a departmental basis or for limited form or document types. These customers may not choose to purchase additional licenses to expand their use of our products. If this occurs, or if existing customers fail to renew services or maintenance contracts, then our revenues from new customers may not be sufficient to offset this and enable us to sustain our current revenue levels.

Conversely, a significant factor in our ability to grow our revenues in the future will be our ability to expand our customer base. We believe our ability to grow depends in part on our ability to expand into the “mid-market” segment of the input management market. Some of our competitors are more established in this segment of the market, and price is a more significant factor in the mid-market segment than the ability of our products to handle large volumes of documents. We have recently released products that address this market segment, and it is uncertain whether and to what extent these products will be successful and to what extent price-driven competition will erode our margins. If we are unsuccessful in expanding into the mid-market segment, or otherwise fail to increase our customer base, our business and operating results will be harmed.

If we are unable to respond in an effective and timely manner to technological change and new products in our industry, our revenues and operating results will suffer.

We currently expect to release a number of new products and enhancements to existing products in 2004 and anticipate that a substantial portion of our product revenue growth will come from these new releases. If we experience material delays in introducing new products or product enhancements, our customers may forego the use of our products and use those of our competitors. The market for input management is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of these new releases or significant problems in the installation or implementation of these new releases could harm our operating results and financial condition. We have experienced delays in the past in the release of new products and product enhancements. We may fail to develop and market on a timely and cost-effective basis new products or product enhancements that respond to technological change, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance. Any such failures or difficulties would harm our business and operating results.

We may not be successful in expanding into new markets.

One element of our strategy involves applying our technology in new applications for additional markets. To be successful in expanding our sales in new markets, we will need to develop additional expertise in these markets. We may be required to hire new employees with expertise in new target markets in order to compete effectively in those markets. If we are not successful in growing our sales in additional markets, we may not achieve desired sales growth.

We have incurred losses in the past and we may incur losses in the future.

We have only recently become profitable, with net income of $0.5 million for the three months ended March 31, 2004 and $2.6 million for the year ended December 31, 2003. We incurred a net loss of $0.5 million in 2002 and $1.9 million in 2001. Given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, which would likely cause our stock price to decline.

We could be subject to potential product liability claims and third-party litigation related to our products and services, and as a result our operating results might suffer.

Our products are used in connection with critical business functions and may result in significant liability claims if they do not work properly. Limitation of liability provisions included in our license agreements may not sufficiently protect us from product liability claims because of limitations in existing or future laws or unfavorable judicial decisions. The sale and support of our products may give rise to claims in the future that may be substantial in light of the use of those products in business-critical applications. Liability claims could require expenditure of significant time and money in litigation or payment of significant damages.

Software defects could also damage our reputation, causing a loss of customers and resulting in significant costs.

Our software products are complex and may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered software errors in certain products after they were released to the market. In addition, our products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source or sources of the problems. Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	loss of customers;

•	warranty claims;

•	damage to brand reputation;

•	Delay in market acceptance of current and future products; and

•	diversion of development and engineering resources.

The occurrence of any one or more of these factors could harm our operating results and financial condition.

If we cannot manage and expand international operations or respond to changing regulatory conditions in international markets, our revenues may not increase and our business and results of operations could be harmed.

We currently have international operations, including offices in the United Kingdom, Germany and Australia. For the quarters ended March 31, 2004 and 2003, international sales represented approximately 19% and 20% of our revenues, respectively. We anticipate that international sales will increase as a percentage of our revenues and that, for the foreseeable future, a significant portion of our revenues will be derived from sources outside the United States. We intend to continue to expand sales and support operations internationally. We could enter additional international markets, which would require significant management time and financial resources and which, in turn, could adversely affect our operating margins and earnings. To expand international sales, we may establish additional international operations, expand international sales channel management and support organizations, hire additional personnel, customize our products for local markets, recruit additional international resellers and attempt to increase the productivity of existing international resellers. If we are unable to do any of the foregoing in a timely and cost-effective manner, our international sales growth, if any, will be limited, and our business, operating results and financial condition may be harmed. Even if we are able to expand international operations successfully, we may not be able to maintain or increase international market demand for our products. Our international operations are generally subject to a number of risks, including:

•	Costs of and other difficulties in customizing products for foreign countries;

•	Costs and challenges of educating customers and developing brand awareness in new local markets;

•	protectionist laws and business practices favoring local competition;

•	greater seasonal reductions in business activity;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing international operations and in establishing and managing sales channels;

•	foreign and United States taxation issues;

•	regulatory uncertainties in international countries;

•	foreign currency exchange rate fluctuations; and

•	political and economic instability.

The majority of our international revenues and costs are denominated in foreign currencies. Although we do not currently undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we may do so in the future. However, we do not have any plans to eliminate all foreign currency transaction exposure. Foreign currency exchange rate fluctuations and other risks associated with international operations could increase our costs, which, in turn, could harm our business. If we are unable to expand and manage our international operations effectively, our business would be harmed.

Failure to further develop and sustain our indirect sales channels could limit or prevent future growth.

Our strategy for future growth depends in part on our ability to increase sales through our indirect sales channels. We have a limited number of distribution relationships for our products with systems integrators and other resellers, and we may not be able to maintain our existing relationships or form new relationships. Competitors may have existing relationships with various systems integrators and other resellers that could make it difficult for us to form new relationships in some cases. If our indirect sales channels do not continue to grow, our ability to generate revenues may be harmed.

Our current agreements with our indirect sales channels typically do not prevent these companies from selling products of other companies, including products that may compete with our products, and they do not generally require these companies to purchase minimum quantities of our products. Some of these relationships are governed by agreements that can be terminated by either party with little or no prior notice. These indirect sales channels could give higher priority to the products of other companies or to their own products than they give to our products. The loss of, or significant reduction in, sales volume from any of our current or future indirect sales channels as a result of any of these or other factors could harm our revenues and operating results.

If we are unable to protect our intellectual property, our business may be harmed.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. In particular, we are planning to begin performing significant research and development outside of the United States, where intellectual property protection is less stringent than in the United States. In addition, our competitors might independently develop similar technology, duplicate our products or circumvent any patents or other intellectual property rights that we may have. Due to rapid technological change in our market, we believe the various legal protections available for our intellectual property are of limited value. Instead, we seek to establish and maintain a technology leadership position by leveraging the technological and creative skills of our personnel to create new products and enhancements to existing products.

We depend upon software that we license from and products provided by third parties, the loss of which could harm our revenues.

We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any of these software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated. Delays of this type could materially adversely affect our business, operating results and financial condition.

In addition, we have recently derived a significant portion of our revenues from reselling third-party products, primarily digital scanners. These third-party products may not continue to meet industry standards or be available to us on commercially reasonable terms or at all, in which case our operating results and financial condition would be harmed. In addition, we have little control over the quality of these third-party products other than our decisions as to which products to resell.

If we are subject to a claim that we infringe a third party’s intellectual property, our operating results could suffer.

Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in related industries overlaps. Third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products, both those developed by us and those obtained through the acquisition of other businesses.

Any claim of this type, with or without merit, could:

•	Be time consuming to defend;

•	Result in costly litigation;

•	Divert management’s attention and resources;

•	Cause product shipment delays;

•	require us to redesign products;

•	require us to enter into royalty or licensing agreements; or

•	Cause others to seek indemnity from us.

If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability either to license the infringed or similar technology or to develop alternative technology on a timely basis could harm our operating results, financial condition or liquidity.

If we are unable to continue to implement and improve financial and managerial controls and continue to improve our reporting systems and procedures, we may not be able to manage growth effectively and our operating results may be harmed.

Growth will place a significant strain on our management, information systems and resources. In order to manage this growth effectively, we will need to continue to improve our financial and managerial controls and our reporting systems and procedures. Any inability of our management to integrate employees, products, technology advances and customer service into our operations and to eliminate unnecessary duplication may have a materially adverse effect on our business, financial condition and results of operations.

If we are unable to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

If we are unable to economically achieve and maintain a leading position in input management software or to promote and maintain our brands; our business, results of operations and financial condition could suffer. Development and awareness of our brands will depend largely on our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or increase our other sales expenses. There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands. Failure in this regard could harm our business and results of operations.

Most of our revenues are currently derived from sales of and services associated with three software product lines. If demand for these product lines declines or fails to grow as expected, our revenues will be harmed.

Historically, we have derived substantially all of our revenues from the FormWare, InputAccel and PixTools product lines. Our future operating results will depend heavily upon continued and widespread market acceptance for the FormWare, InputAccel and PixTools product lines and enhancements to those products. A decline in the demand for any of these product lines as a result of competition, technological change or other factors may cause our revenues to decrease.

We may not be successful in our efforts to identify, execute or integrate acquisitions.

Our failure to manage risks associated with acquisitions could harm our business. A component of our business strategy is to expand our presence in new or existing markets by acquiring complementary technologies that allow us to expand our product offerings, augment our distribution channels, expand our market opportunities or broaden our customer base. For example, we acquired Context in February 2004. Acquisitions involve a number of risks, including:

•	diversion of management’s attention;

•	difficulty in integrating and absorbing the acquired business and its employees, corporate culture, managerial systems and processes, technology, products and services;

•	failure to retain key personnel and employee turnover;

•	challenges in retaining customers of the acquired business and customer dissatisfaction or performance problems with an acquired firm;

•	assumption of unknown liabilities;

•	dilutive issuances of securities or use of debt or limited cash;

•	goodwill and potential impairment charges;

•	write-offs and amortization expenses; and

•	other unanticipated events or circumstances.

We may be unable to meet our future working capital requirements, which could harm our business.

We could experience negative cash flow from operations in the future and could require substantial working capital to fund our business. We cannot be certain that financing will be available to us on favorable terms if and when required, or at all.

In the past, we have depended heavily on service revenues to increase overall revenues, and we may not be able to sustain the existing levels of profitability of this part of our business.

Many of our customers enter into professional services and maintenance agreements, which together comprise a significant portion of our revenues. Service revenues represented 44% and 45% of our total revenues for the quarters ended March 31, 2004 and 2003, respectively. The level of service revenues in the future will depend largely upon growing our professional services group and ongoing renewals of customer maintenance contracts by our growing installed customer base. Our professional services revenues could decline if third-party organizations such as systems integrators compete for the installation or servicing of our products. In addition, our customer maintenance contracts might be reduced in size or scope or might not be renewed in the future.

We are subject to the effects of general economic and geopolitical conditions.

Our business is subject to the effects of general economic conditions and, in particular, market conditions in the industries that we serve. Recent political turmoil in many parts of the world, including terrorist and military actions, may put pressure on global economic conditions. Our customers’ decisions to purchase our products are discretionary and subject to their internal budget and purchasing processes, which may be affected by the above factors. If economic conditions deteriorate, our business and operating results are likely to be adversely impacted.

Accounting charges resulting from mergers and acquisitions will continue to have a negative effect on earnings over future quarters.

Our business resulted from the July 2002 merger of ActionPoint, Inc. and Old Captiva. This merger resulted in our recording approximately $13.0 million of goodwill and other intangible assets. In addition, we acquired Context in February 2004 that resulted in our recording approximately $6.2 million of goodwill and other intangible assets. We expect amortization of purchased intangibles, which is included as part of our cost of revenues, to be $2.6 million, $1.9 million, $0.7 million, $0.3 million and $0.2 million for the years ending December 31, 2004, 2005, 2006, 2007 and 2008 and thereafter, respectively. These non-cash charges will negatively affect earnings during these amortization periods, which could have a negative effect on our stock price.

Provisions in our charter documents, Delaware law and our stockholder rights plan may have anti-takeover effects that could discourage or prevent a change in control, which may depress our stock price.

Provisions in our certificate of incorporation and bylaws and our stockholder rights plan may discourage, delay or prevent a merger or acquisition of us that the majority of our stockholders may consider favorable. Provisions of our certificate of incorporation and bylaws:

•	prohibit cumulative voting in the election of directors;

•	eliminate the ability of stockholders to call special meetings; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The terms of the rights plan are set forth in the rights agreement entered into by us and the rights agent. The rights granted pursuant to the rights agreement may cause substantial dilution to any party that attempts to acquire us or our stock on terms that our board of directors determines are not in the best interests of our stockholders and therefore may have anti-takeover effects. Certain provisions of Delaware law also may discourage, delay or prevent a party from acquiring or merging with us, which may cause the market price of our common stock to decline.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters and public disclosure.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, rules adopted or proposed by the SEC and by the Nasdaq National Market and new accounting pronouncements will result in increased costs to us as we evaluate the implications of these laws, regulations and standards and respond to their requirements. To maintain high standards of corporate governance and public disclosure, we intend to invest all reasonable necessary resources to comply with evolving standards. This investment may result in increased general and administrative expenses and a diversion of management time and attention from strategic revenue generating and cost management activities. In addition, these new laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

Risks Related to This Offering

Our management will have broad discretion over the use of the net proceeds of this offering, and you may not agree with the way they are used.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, but we may subsequently choose to use the net proceeds of the offering for different purposes or not at all. The effect of the offering will be to increase capital resources available to our management, and our management may allocate these capital resources as it determines is necessary. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering. See “Use of Proceeds.”

Our common stock price has been volatile, which could result in substantial losses for stockholders.

Our common stock is traded on the Nasdaq National Market. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $3.80 to $16.55 for the 52-week period ended June 4, 2004. The trading price of our common stock could be affected by a number of factors, including, but not limited to, the following:

•	changes in expectations of our future performance;

•	changes in estimates by securities analysts (or failure to meet such estimates);

•	quarterly fluctuations in our sales and financial results;

•	broad market fluctuations in volume and price; and

•	a variety of risk factors, including the ones described elsewhere in this prospectus.

Accordingly, the price of our common stock after the offering is likely to fluctuate greatly and may be lower than the price you pay.

Future sales of our common stock could adversely affect our stock price.

Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of our currently outstanding stock options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference, and any applicable prospectus supplement may contain and incorporate by reference, forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements are contained principally in the sections entitled “Summary” and “Risk Factors” in this prospectus, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments to those documents reflected in subsequent filings with the SEC. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of such terms as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these words, or other words of similar meaning.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk Factors” in this prospectus and any applicable prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus or the applicable prospectus supplement. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. You should understand that many important factors, in addition to those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus and any applicable prospectus supplement, and in the information incorporated in this prospectus and any applicable prospectus supplement by reference, could cause our results to differ materially from those expressed or suggested in forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered under this prospectus. Except as described in any prospectus supplement, we currently intend to use the net proceeds from our sale of common stock under this prospectus to finance the growth of our business, expand research and development and for general corporate purposes. We may also use a portion of the proceeds for acquisitions or other investments.

PLAN OF DISTRIBUTION

We may sell the common stock covered by this prospectus and any applicable prospectus supplement:

•	to or through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may distribute the common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the common stock in the applicable prospectus supplement.

We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the common stock offered hereunder (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business.

In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.

The underwriters in an offering of the common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

Cooley Godward LLP, San Diego, California, will pass upon the validity of the common stock offered under this prospectus and any applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this prospectus in the section entitled “Incorporation of Certain Documents by Reference” below.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC’s Public Reference Room referred to in the section entitled “Incorporation of Certain Documents by Reference.” Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of securities made by this prospectus is completed:

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 23, 1993, as amended by Amendment No. 1 to our registration statement on Form 8-A filed with the SEC on September 7, 1993;

•	the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on September 10, 1997;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 16, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on May 7, 2004; and

•	our Current Reports on Form 8-K filed with the SEC on February 13, 2004 and June 4, 2004.

On written or oral request, we will provide at no cost, to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated by reference in this prospectus. We will not provide exhibits to any of the documents listed above, however, unless such exhibits are specifically incorporated by reference into those documents. You should direct your request to:

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, California 92121

Telephone: (858) 320-1000

Attn: Rob Jensen, Director of Corporate Communications

Our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are made available on the investor relations section of our Internet website http://www.captivasoftware.com as soon as practicable after being filed with the SEC.

You may read and copy any materials we filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You should rely only on the information that we include or incorporate by reference in this prospectus or any supplement. You should consider any statement contained in a document incorporated by reference into this prospectus to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is also incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus. We have not authorized anyone else to provide you with different information.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$2,671.72
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	5,000.00
Printing and Related Expenses	10,000.00
Miscellaneous	328.28

Total	$68,000.00

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.

The Registrant’s Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of the Registrant’s directors and officers for monetary damages. The Registrant’s Amended and Restated Bylaws require the registrant to indemnify its directors and officers to the fullest extent not prohibited by Delaware law, and permit the Registrant to indemnify its other employees or agents. A summary of the circumstances in which this indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article VII of the Registrant’s Amended and Restated Bylaws, incorporated by reference in this registration statement.

Under the Registrant’s Amended and Restated Bylaws, the Registrant must generally advance all expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding by reason of the fact that each such director or officer is or was a director or officer of the Registrant or served any other enterprise as a director or officer at the request of the Registrant. Each advancement shall be made only if such director or officer undertakes to repay the advancement if it is ultimately determined that such person is not entitled to be indemnified by the Registrant as authorized by relevant sections of the Delaware General Corporation Law.

The Registrant maintains a directors’ and officers’ insurance and Registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

These indemnification provisions may be sufficiently broad to permit indemnification of Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Registrant has entered into individual contracts with its directors and officers regarding indemnification and advances, to the fullest extent permitted under Delaware law. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Item 16.	Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as an exhibit to the Registrant’s registration statement on Form S-1, as amended (File No. 33-66142), and incorporated herein by reference).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (filed as an exhibit to the Registrant’s registration statement on Form 8-A12G (File No. 000-22292) filed on September 10, 1997 and incorporated herein by reference).

4.3	Rights Agreement dated September 9, 1997 between the Registrant and Bank Boston, N.A. (filed as an exhibit to the Registrant’s registration statement on Form 8-A12G (File No. 000-22292) filed on September 10, 1997 and incorporated herein by reference).

4.4	Amendment to Rights Agreement dated October 5, 2001 by and among the Registrant, Fleet National Bank, formerly known as Bank Boston, N.A., and EquiServe Trust Company, N.A. (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.5	Second Amendment to Rights Agreement dated March 4, 2002 between the Registrant and EquiServe Trust Company, N.A. (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 20, 2002 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 333-72527) and incorporated herein by reference).

4.7	Form of common stock certificate of the Registrant (filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-3 filed on April 26, 2004 (File No. 333-114415).

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 9, 2004.

CAPTIVA SOFTWARE CORPORATION

By:	/s/ REYNOLDS C. BISH
Name:	Reynolds C. Bish
Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reynolds C. Bish and/or Rick Russo, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ REYNOLDS C. BISH (Reynolds C. Bish)	Chief Executive Officer, President and Director (PRINCIPAL EXECUTIVE OFFICER)	June 9, 2004

/s/ RICK RUSSO (Rick Russo)	Chief Financial Officer (PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER)	June 9, 2004

/s/ PATRICK EDSELL (Patrick Edsell)	Chairman of the Board of Directors	June 9, 2004

/s/ JAMES BERGLUND (James Berglund)	Director	June 9, 2004

/s/ MEL S. LAVITT (Mel S. Lavitt)	Director	June 9, 2004

/s/ JEFFREY LENCHES (Jeffrey Lenches)	Director	June 9, 2004

/s/ BRUCE SILVER (Bruce Silver)	Director	June 9, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as an exhibit to the Registrant’s registration statement on Form S-1, as amended (File No. 33-66142), and incorporated herein by reference).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (filed as an exhibit to the Registrant’s registration statement on Form 8-A12G (File No. 000-22292) filed on September 10, 1997 and incorporated herein by reference).

4.3	Rights Agreement dated September 9, 1997 between the Registrant and Bank Boston, N.A. (filed as an exhibit to the Registrant’s registration statement on Form 8-A12G (File No. 000-22292) filed on September 10, 1997 and incorporated herein by reference).

4.4	Amendment to Rights Agreement dated October 5, 2001 by and among the Registrant, Fleet National Bank, formerly known as Bank Boston, N.A., and EquiServe Trust Company, N.A. (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.5	Second Amendment to Rights Agreement dated March 4, 2002 between the Registrant and EquiServe Trust Company, N.A. (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 20, 2002 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 333-72527) and incorporated herein by reference).

4.7	Form of common stock certificate of the Registrant (filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-3 filed on April 26, 2004 (File No. 333-114415).

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).